Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS AMENDMENT to the Employment Agreement (the “Agreement”) as of January 1, 2000, by and between Harley-Davidson Financial Services, Inc., a Delaware corporation (the “Company”), and Donna F. Zarcone (the “Executive”) is made as of the 1st day of June, 2006.

        WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects in connection with the planned termination of the Executive’s employment on August 1, 2006 (the “Termination Date”).

        NOW, THEREFORE, in consideration of the premises and promises contained herein, the parties agree to amend the Agreement in the following respects:

1.	Termination of Employment. Effective as of the Termination Date, the Executive voluntarily resigns her employment with and as an officer and director of the Company. Notwithstanding Section 12.1 of the Agreement, the Agreement shall expire on the Termination Date unless earlier terminated in accordance with its terms. Upon the Executive’s acceptance of this Amendment, the Company and/or Harley-Davidson, Inc. may issue a press release, jointly approved by the Executive and the Company, announcing the Executive’s resignation as of the Termination Date.

2.	Duties. Without limiting the Executive’s obligations under Section 2 of the Agreement, through the Termination Date, the Executive shall assist the Company in its search for a successor as directed by the CEO of Harley-Davidson, Inc.

3.	Termination. If the Executive remains employed through the Termination Date, then the termination of the Executive’s employment as of the Termination Date shall be treated as a termination of the Agreement by the Company pursuant to Section 12.4 of the Agreement, effective on the Termination Date, and subject to the Executive’s compliance with paragraph 7 of this Amendment. As a result of such termination, subject to the Executive’s compliance with paragraph 7 of this Amendment, the Executive shall be entitled to the payments and benefits that Section 12.4 of the Agreement contemplates except that (a) the Company shall not have any obligation to maintain any split-dollar life insurance on the Executive’s life or to pay any premiums due on any split-dollar life insurance on the Executive’s life, (b) the Executive acknowledges that, in respect of Termination Payments, except for vested benefits of the Executive under the deferred compensation plan of Harley-Davidson, Inc. in which the Executive participates, the Company’s benefit, insurance, retirement or other plans are only those of Harley-Davidson Financial Services, Inc. and consist only of medical and dental plans, a 401(k) plan and any deferred compensation plan and (c) the Bonus for 2006, the year in which the Executive’s termination occurs, prorated as of the Termination Date, which is included in the Termination Payments, shall be computed at 70% of current base salary, with a calculated target rate of 100%, and shall be prorated for seven (7) months.

4.	Stock Awards. The Executive acknowledges that, for purposes of outstanding awards to the Executive under the Harley-Davidson, Inc. 1995 Stock Option Plan and the Harley-Davidson, Inc. 2004 Incentive Stock Plan (the “Stock Awards”), if the Executive remains employed through the Termination Date, then the termination of the Executive’s employment as of the Termination Date will constitute a cessation of the Executive’s employment otherwise than by reason of Retirement (as such term is used in such plans), Disability (as such term is used in such plans) or death. The Executive understands she can exercise only those stock options that are vested as of the Termination Date, and that she may exercise them only within 90 days after the Termination Date and subject to window clearance.

5.	No Disparaging Remarks. In addition to her other obligations under the Agreement, prior to and following the Termination Date, the Executive will not make any negative, disparaging, denigrating or derogatory statements to anyone, either orally or in writing and whether true or not, in any form (including without limitation by way of news media, the expression to news media of personal views, opinions or judgments or communications over the Internet) concerning any Company Parties (as defined below) or their business operations, policies or practices. In consideration, the Company shall ensure that none of Tom Bergmann, Jeff Bleustein, Jim Brostowitz, Larry Hund, Ron Hutchinson, Bob Klein, Gail Lione, Kathleen Lawler, Kathy Marczak, Harold Scott, Travis Thacher, Mark Van Genderen or James L. Ziemer will make any negative, disparaging, denigrating or derogatory statements to anyone, either orally or in writing and whether true or not, in any form (including without limitation by way of news media, the expression to news media of personal views, opinions or judgments or communications over the Internet) concerning the Executive or her business practices. Negative, disparaging, denigrating or derogatory statements as used in this paragraph shall include, but not be limited to, any statements that may reasonably be considered to be detrimental to any of the Company Parties, or the Executive, as the case may be, to their business operations or to their business, professional or personal reputations. As used herein, “Company Parties” means the Company, Harley-Davidson, Inc., any of their respective subsidiaries and their past, present and future employees, directors, officers, agents, insurers, successors, assigns, shareholders and any other representatives of any kind.

6.	Cooperation and Indemnification. In addition to her other obligations under the Agreement, prior to and following the Termination Date, the Executive will cooperate with the Company and its legal and other advisors in connection with any litigation, claims, investigations, administrative or other proceedings involving any Company Parties with respect to matters occurring while the Executive was employed by the Company. The Company reaffirms its indemnity obligation to the Executive arising under the by-laws of the Company or Harley-Davidson, Inc. for any matter that has arisen, arises or may arise in the future in connection with the Executive’s employment with the Company, subject to the terms (including the exceptions) of such indemnity obligations, including without limitation the lawsuits that Harley-Davidson, Inc. disclosed under the heading “Shareholder Lawsuits” in Note 8 to the Consolidated Financial Statements included in its Quarterly Report on Form 10-Q for the quarter ended March 26, 2006.

7.	Release. The Executive shall be entitled to the payments and benefits that Section 12.4 of the Agreement contemplates only if, no sooner than the Termination Date, she executes and delivers to the Company a standard release under which she releases the Company and the Company Parties from all claims, charges, demands and liabilities of any kind arising before or through the Termination Date. The release shall be in the form attached hereto as Exhibit A.

8.	Effect of Termination. For the avoidance of doubt, the provisions of this Amendment shall survive the termination of the Agreement on the Termination Date and shall remain in full force and effect.

9.	Effect of Breach. If the Executive breaches any of the Executive’s promises or obligations contained in the Agreement, including but not limited to her obligations contained in Sections 9 and 10 of the Agreement, then the Company has the right to immediately stop delivering the payments and benefits described in paragraph 3. If the Company exercises its rights to stop delivering the payments and benefits described in paragraph 3, then the Executive will continue to be obligated to comply with all her obligations contained in the Agreement, including but not limited to the obligations contained in Sections 9 and 10 of the Agreement. Also, if the Company exercises its rights to stop delivering the payments and benefits described in paragraph 3, then the Company will also have the right to pursue all additional rights it has against the Executive pursuant to the Agreement, including but not limited to all the rights described in Section 10.3 and Section 11 of the Agreement, as well as any and all other legal rights it may have against the Executive for breaching any of her obligations in the Agreement.

10.	Modification of Non-Solicitation Covenant. Section 10.2(b) of the Agreement is amended to read in its entirety as follows:

“(b) solicit for employment or employ or become employed by any past, present or future employee of the Company, or request, induce or advise any employee to leave the employ of the Company, except that (i) the Executive may solicit for employment and employ the Executive’s current administrative assistant, Norma Maldonado, and (ii) the Executive may solicit for employment and employ any past employee of the Company whose employment with the Company ceased more than one (1) year prior to the Termination Date; or”

11.	Arbitration. Notwithstanding, but not negating, the third sentence of Section 13 of the Agreement, if any arbitrator determines that the Executive has violated any of her obligations contained in the Agreement, then the Company shall be entitled to recover from the Executive, in addition to its damages, all costs and expenses incurred in its enforcement efforts, including reasonable attorneys’ fees.

12.	Applicable Law. This Amendment shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois, and the parties hereby consent to the jurisdiction of Illinois courts over all matters relating to this Amendment.

13.	Entire Agreement. The Agreement, as amended by this Amendment, contains the entire agreement of the parties in regard to the subject matter thereof, supersedes all prior discussions, agreements and understandings of every kind between the parties in regard to the subject matter thereof and may be changed only by a written document signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Except as amended hereby, the Agreement remains in full force and effect.

14.	Severability. If any provision of this Amendment shall be prohibited by or invalid under applicable law, or otherwise determined to be unenforceable, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Capitalized terms used but not defined in this Amendment are used as defined in the Agreement.

15.	Continuing Effect. The Agreement is affirmed, ratified and continued, as amended by this Amendment.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

EXECUTIVE:	COMPANY:
HARLEY-DAVIDSON FINANCIAL SERVICES, INC.
/s/ Donna F. Zarcone	By: /s/ James L. Ziemer
Donna F. Zarcone	James L. Ziemer

Exhibit A

RELEASE AGREEMENT

        This Release Agreement (the “Agreement”), by and between Harley-Davidson Financial Services, Inc., a Delaware corporation (the “Company”), and Donna F. Zarcone (the “Executive”) is made as of the ____ day of August, 2006. Executive enters into this Agreement on behalf of herself, her spouse, heirs, successors, assigns, executors, and representatives of any kind, if any, pursuant to an Employment Agreement (the “Employment Agreement”) as of January 1, 2000, by and between the Company and Executive, as amended by the Amendment To Employment Agreement between the parties made as of June 1, 2006 (the “Amendment”).

1.	In consideration for the Company’s willingness to enter into the Amendment, and to deliver the Executive the various payments and benefits that Section 12.4 of the Employment Agreement contemplates by virtue of the Amendment, which Executive acknowledges are greater than Executive is entitled to under the Company’s normal policies and procedures, Executive releases the Company, its parent Harley-Davidson, Inc., its subsidiaries, related and affiliated companies, and each of their past and present employees, directors, officers, successors, executors, assigns and representatives (referred to in this Agreement as “Released Parties”) from all claims, charges, demands, and liabilities of any kind arising before or through the date of this Agreement. This release includes, but is not limited to, all claims, charges, demands and liabilities arising out of or in connection with Executive’s employment with the Company, the Transition Agreement between the Executive and Harley-Davidson, Inc., any other contract between the Executive and the Company or the termination of the Executive’s employment. Executive also releases and waives any claim or right to further compensation, benefits, reinstatement of employment, damages, penalties, attorneys’ fees, costs or expenses of any kind from the Company or any of the other Released Parties. Notwithstanding the foregoing, nothing in this release shall affect any rights, if any, Executive may have (1) under the Employment Agreement (including the Amendment), (2) to any vested benefits under any funded 401(k) plan of the Company and any welfare benefit plan of the Company and to any vested benefits under any deferred compensation plan of Harley-Davidson, Inc. in which the Executive participates, (3) to so-called “COBRA” health insurance benefits, (4) to any vested benefits under outstanding awards to the Executive under the Harley-Davidson, Inc. 1995 Stock Option Plan and the Harley-Davidson, Inc. 2004 Incentive Stock Plan (the “Stock Awards”) or (5) in respect of any indemnity obligation of the Company arising under the by-laws of the Company or Harley-Davidson, Inc. for any matter that has arisen, arises or may arise in the future in connection with the Executive’s employment with the Company, subject to the terms (including the exceptions) of such indemnity obligations, including without limitation the lawsuits that Harley-Davidson, Inc. disclosed under the heading “Shareholder Lawsuits” in Note 8 to the Consolidated Financial Statements included in its Quarterly Report on Form 10-Q for the quarter ended March 26, 2006.

2.	Executive fully understands and acknowledges that the general release contained in paragraph 1 above includes a release of any rights or claims Executive may have under the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Equal Pay Act; the Illinois Human Rights Act; Executive Order 11246; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974; and any other federal, state or local laws or regulations of any kind. The general release contained in this Agreement also includes, but is not limited to, a release by Executive of any claims for wrongful termination or any tort, breach of contract or invasion of privacy claims. The release covers both claims that Executive knows about and those she may not know about.

3.	Executive states that she has not filed or joined in any complaints, charges, lawsuits or proceedings of any kind against the Company or any of the other Released Parties.

4.	Executive promises never to file or join in any complaints or proceedings of any kind asserting any claims that are released in this Agreement. If Executive breaks this promise and files or voluntarily joins in any complaint or proceeding based on any claim that Executive has released, the Company reserves the right to cease any remaining payments and benefits to which she may otherwise be entitled pursuant to the Employment Agreement or otherwise. In that event, Executive also agrees that she will reimburse the Company for any pay already paid to Executive pursuant to the Section 12.4 of Employment Agreement; provided, however, this does not restrict Executive from proceeding against Company in the event the Company breaches this Agreement and, in such event, the Executive shall not be responsible for the Company’s or any other Released Parties’ costs of defense. This Paragraph does not apply to a charge filed with or an investigation or proceeding conducted by the EEOC or any EEOC referral agency, but Executive understands that she is not eligible for or entitled to any monetary relief, damages, reinstatement of employment or any remedy whatsoever as a result of any such agency’s investigation or proceeding.

5.	By making this Agreement, the Company does not admit any liability to Executive and expressly denies any such liability.

6.	Executive agrees to return all tangible Company property to the Company including all documents, reports, credit cards, computer equipment, phones, identification cards and pagers, if any are still in her possession. Executive agrees that any money which she owes Company as the result of credit card charges, personal advances, or other similar items, if not paid, will be deducted from her paycheck or from any other payments to be made to her. Executive further represents that she has returned all other property and information belonging to the Company, including, but not limited to, all Executive information, personnel information (including but not limited to all files, investigation and meeting notes, employment statistics and all other information collected in connection with her performance of duties for the Company, but not including copies of any information contained in Executive’s personnel file to which Executive is legally entitled), confidential business information, technical and product information, pricing information and customer information such as customer lists and customer identification information, brochures, specifications, quotations, marketing strategies, inventory records, sales records, or other similar material; provided that the foregoing information, brochures, etc., shall not include information that is available to the public. Executive acknowledges that she has not kept any copies, nor made or retained any abstracts or notes, of such information to be returned hereunder. Executive further reaffirms that she will keep completely confidential and share with no other person, employer or entity, any information she acquired at Company relating to any of the confidential matters described in this paragraph. Executive further agrees that she will comply with all terms of the Employee Commitment agreement, as well as the Employment Agreement (including the Amendment). In the event that Executive breaks this promise, the Company reserves the right to cease any remaining payments and benefits.

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7.	Executive and the Company agree that publicly neither party will make any comments in relation to the termination of her employment that are in any way inconsistent with the press release published by the Company. For this purpose, public comments by the Company include only those reflected in a press release of the Company and those made on behalf of the Company by the persons identified in Paragraph 5 of the Amendment. All requests for a job reference from the Company should be addressed to:

Harold Scott, Vice President Human Resources Harley-Davidson Motor Company 3700 W. Juneau Avenue Milwaukee, WI 53208 414-343-8191

8.	It is agreed and understood that Executive shall be solely responsible for any individual tax liability imposed on Executive for the payments made pursuant to the Employment Agreement, except for any Company statutory tax withholding obligations.

9.	This is the whole release agreement between Executive and Company and the other Released Parties. No promises or oral or written statements have been made to Executive other than those in this Agreement. If any portion of this Agreement is found to be unenforceable, then Executive, Company and the other Released Parties desire that all other portions that can be separated from it or appropriately limited in scope, shall remain fully valid and enforceable.

10.	This Agreement may not and shall not be deemed or construed to have been modified, amended, rescinded, cancelled or waived in whole or in part except by a written instrument signed by all parties.

11.	Executive shall have twenty-one (21) days to consider whether to sign this release Agreement. Executive acknowledges that the Company encouraged her to seek advice regarding this release Agreement from legal counsel of her choosing, and that Executive may revoke this release Agreement by delivering a written notice of revocation within seven (7) days of signing this release Agreement to the person and place identified in paragraph 10 above. The effective date of the Agreement will be the eighth day after Executive signs it if she does not revoke it.

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EXECUTIVE ACKNOWLEDGES THAT SHE HAS READ THIS AGREEMENT, SHE UNDERSTANDS IT, SHE KNOWS IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND SHE IS VOLUNTARILY ENTERING INTO IT.

__________________________________________	_____________________________
DONNA F. ZARCONE	Date
WITNESSED:
__________________________________________	_____________________________
Witness’ Name	Date
HARLEY-DAVIDSON FINANCIAL SERVICES, INC
By:_______________________________________	_____________________________
Date
Title:_____________________________________

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